EXHIBIT 2.2(a)

                         EARNEST MONEY ESCROW AGREEMENT


         EARNEST MONEY ESCROW AGREEMENT (this "Agreement") is made and entered into as of March 3, 1997, by and among PLATINUM ENTERTAINMENT, INC., a Delaware corporation ("Buyer"), K-TEL INTERNATIONAL, INC., a Minnesota corporation ("Seller") and MIDWEST TRUST SERVICES, INC., as Escrow Agent ("Escrow Agent").

         The parties hereto are entering into this Agreement pursuant to the terms of that Asset Purchase and Sale Agreement dated as of March 3, 1997 (the "Purchase Agreement"), by and among Buyer and Seller.
Accordingly, the parties hereto agree as follows:

         1. Definition of Terms. Terms not otherwise defined herein shall have the meaning ascribed to such terms in the Purchase Agreement. The Escrow Agent shall not be responsible for any other provisions of the Purchase Agreement.

         2. Appointment and Acceptance. Buyer and Seller hereby appoint Escrow Agent as escrow agent for the purposes and upon the terms and conditions hereinafter set forth. Escrow Agent hereby accepts such appointment and agrees to act as escrow agent hereunder and to hold, invest and dispose of any funds received by it hereunder in accordance with the terms and conditions hereinafter set forth.

         3. Deposit of Escrowed Funds. On the date hereof, Buyer shall, as partial payment of the Purchase Price, deliver to Escrow Agent for deposit in escrow pursuant to the provisions hereof, a wire transfer of immediately available funds in the amount of $1,750,000 (the "Escrowed Funds") into an interest bearing account.

         4. Purpose of Agreement. Seller and Buyer represent that this Agreement has been executed pursuant to SECTION 2.2(a) of the Purchase Agreement. Buyer represents that it will make the deposit of the Escrowed Funds pursuant to
SECTION 2.2(a) of the Purchase Agreement on Tuesday, March 4, 1997.

         5. Delivery of Escrowed Funds. Subject to the terms set forth in
ARTICLE XII of the Purchase Agreement, if at any time Seller or Buyer shall claim that it is entitled to payment of all or a portion of the Escrowed Funds pursuant to the terms set forth in the Purchase Agreement (a "Right of Payment"), such party shall give notice of such Right of Payment (the "Notice of Payment") to the other party and the Escrow Agent. The Notice of Payment shall be an affidavit describing the event or circumstances giving rise to the Right of Payment, specifying the amount of the Escrowed Funds requested and certifying that the Notice of Payment is being submitted in good faith.

         If Escrow Agent shall have received a Notice of Payment, Escrow Agent shall promptly deliver a copy thereof to the other party hereto. Within fifteen
(15) business days ("Dispute Period") after delivery by Escrow Agent of a copy of such Notice of Payment to such other party, such other party may deliver to Escrow Agent a written notice (the "Notice of Dispute") disputing the request for payment of Escrowed Funds stated in the Notice of Payment. The Notice of Dispute shall be an affidavit specifying the amount being disputed (the "Disputed Amount"), describing in reasonable detail the reasons for such dispute and certifying that the Notice of Dispute is being submitted in good faith. If Escrow Agent has not received a Notice of Dispute prior to the expiration of Dispute Period referred to above, then Escrow Agent shall immediately pay to such requesting party, by check or wire transfer of immediately available funds, the full amount of the Escrowed Funds requested in the Notice of Payment. If Escrow Agent has received a Notice of Payment during the Dispute Period which disputes in part the request for payment of Escrowed Funds stated in the Notice of Payment, then Escrow Agent shall, following receipt of such notice of claim, immediately pay to such requesting party, by check or wire transfer of immediately available funds, the amount, if any, of Escrowed Funds requested in the Notice of Payment which is in excess of the Disputed Amount.

         If Escrow Agent receives a Notice of Dispute, Escrow Agent shall promptly deliver a copy of the Notice of Dispute to the other party hereto, and shall not deliver all or the portion of the requested amount of Escrowed Funds set forth in the Notice of Payment constituting the Disputed Amount until Escrow Agent shall have received one of the following:

                  (a) A certified copy of an order, decree or judgment issued or rendered by a court of competent jurisdiction, which order, decree or judgment has been finally affirmed on appeal or which by lapse of time or otherwise is no longer subject to appeal (a "Final Decision") directing the distribution of the Escrow Funds; or

                  (b) A joint written direction executed by Buyer and Seller directing the distribution of the Escrowed Funds.

         Upon receipt of either (a) or (b) above, Escrow Agent shall immediately deliver the Escrowed Funds to the proper party(ies) in accordance therewith.

         6. Investment of Escrowed Funds. Escrow Agent shall invest the Escrowed Funds, from time to time, in 30-day United States Treasury obligations or certificates of deposit having a maturity not to exceed 30 days, any governmental mutual funds, or such other investments jointly designated in writing by Buyer and Seller. The proceeds of all investments made hereunder shall be distributed in accordance with this Agreement. Escrow Agent shall deliver monthly statements to Buyer and Seller in accordance with Escrow Agent's regular practice; the parties hereby agree that, except for the foregoing, Escrow Agent shall have no obligations to monitor, or advise the parties with respect to, such investments. All interest or other income earned on the Escrow Funds shall be paid to Buyer on a monthly basis.

         7.       Release Date and Termination of Escrow.

                  (a) On the Closing Date or the effective date of an earlier termination of the Purchase Agreement in accordance with the terms thereof (the "Release Date"), Escrow Agent shall ascertain the amount of the escrow balance (the "Escrow Balance"), which amount shall equal the amount of Escrowed Funds (including all interest or other income attributable thereto and not previously distributed) then held hereunder less the amount of Escrowed Funds, if any, then (i) covered by a pending Notice of Payment which is subject to a Notice of Dispute as provided in SECTION 5 hereof, (ii) covered by a pending Notice of Payment which was delivered by Escrow Agent to a party hereto at any time prior to the Release Date and which either has not been paid or is subject to the ability of a party hereto to provide a Notice of Dispute with respect thereto in accordance with the terms hereof, or (iii) covered by a Notice of Payment to the extent determined to be valid and no longer subject to a Notice of Dispute, but not yet paid. On the Release Date (i), if such date is the Closing Date, Escrow Agent shall deliver to Seller (or its designee) the Escrow Balance or (ii) if such date is the effective date of an earlier termination of the Purchase Agreement in accordance with the terms thereof, the provisions of
         SECTION 5 above shall apply to any release of the Escrow Balance.

                  (b) Notwithstanding the foregoing, this Agreement may be terminated at any time by and upon the receipt by Escrow Agent of written notice of termination executed by both Buyer and Seller directing the distribution of all property then held by Escrow Agent under and pursuant to this Agreement, and this Agreement shall automatically terminate if and when all the Escrowed Funds (and all the securities in which any of the Escrowed Funds shall have been invested) shall have been distributed by Escrow Agent in accordance with the terms of this Agreement.

                  (c) Escrow Agent is authorized to liquidate the securities held hereunder (unless directed in writing by Seller to distribute such securities in some other specified manner) to the extent necessary to distribute to Seller (or its designee) the Escrowed Funds as provided in SECTION 7(a) above and shall have no liability for any loss arising out of any such liquidation.

         8. Liens on Escrowed Funds. During the term of this Escrow Agreement, each of Buyer and Seller agree to keep the Escrowed Funds free and clear of all liens, claims, encumbrances, levies, garnishments or other attachments arising with respect to it.

         9. Notices. Any notices or other communication required to be sent or given hereunder by any of the parties shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested, (c) delivered by a recognized overnight courier service, or (d) sent by facsimile transmission to the parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                  (a)       If to Seller:

                            K-tel International, Inc.
                            2605 Fernbrook Lane North
                            Minneapolis, Minnesota  55447
                            Attention:      David Weiner
                            Telecopy No.: (612) 509-9409

                            with copies to:

                            Kaplan Strangis & Kaplan, P.A.
                            5500 Norwest Center
                            90 South Seventh Street
                            Minneapolis, Minnesota  55402
                            Attention:      Bruce J. Parker, Esq.
                            Telecopy No.: (612) 375-1143

                            and

                            Philip Kives
                            K-5 Leisure Products, Inc.
                            220 Saulteaux Crescent
                            Winnipeg, Manitoba, Canada R3J 3W2
                            Telecopy No.: (204) 832-7782

                  (b)       If to Buyer:

                            Platinum Entertainment, Inc.
                            2001 Butterfield Road
                            Downers Grove, Illinois  60515
                            Attention:      Steven Devick
                            Telecopy No.: (630) 769-0049

                            with a copy to:

                            Katten Muchin & Zavis
                            525 West Monroe Street
                            Suite 1600
                            Chicago, Illinois  60661-3693
                            Attention:      Matthew S. Brown, Esq.
                                            Adam H. Schecter, Esq.
                            Telecopy No.: (312) 902-1061

                  (c)       If to Escrow Agent:
                            Midwest Trust Services, Inc.
                            500 West Chestnut Street
                            Hinsdale, Illinois  60521
                            Attention:      Mary Henthorn
                            Telecopy No.: (630) 323-0531

Date of service of such notice shall be (w) the date such notice is personally delivered, (x) three days after the date of mailing if sent by certified or registered mail, (y) the next succeeding business day after date of delivery to the overnight courier if sent by overnight courier or (z) the next succeeding business day after transmission by facsimile.

         10. Escrow Agent's Liability. Escrow Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against Escrow Agent. In the absence of bad faith, gross negligence or wilful misconduct on its part, Escrow Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to Escrow Agent. Escrow Agent may act upon any instrument, certificate, opinion or other writing believed by it in good faith and without gross negligence to be genuine, and shall not be liable in connection with the performance by it of its duties pursuant to the provisions of the Agreement, except for its own bad faith, gross negligence or wilful misconduct. Escrow Agent may consult with counsel of its own choice and shall have full and complete authorization and protection for any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion of such counsel. Escrow Agent may execute powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys.

         11. Indemnification of Escrow Agent. Buyer and Seller hereby agree severally and not jointly (one-half to be borne by Buyer and one-half to be borne by Seller) to indemnify Escrow Agent for, and to hold it harmless against, any loss, liability or expense incurred without gross negligence, wilful misconduct or bad faith on the part of Escrow Agent, arising out of or in connection with its entering into the Agreement, carrying out its duties hereunder and accepting the Escrowed Funds, including the costs and expenses of defending itself against any claim of liability in connection with the exercise or performance of any of its powers or duties hereunder (including reasonable fees, expenses and disbursements of its counsel).

         12. Escrow Agent to Follow Instructions of Buyer and Seller. Notwithstanding any provision contained herein to the contrary, Escrow Agent shall at any time and from time to time take such action hereunder with respect to the Escrowed Funds (and the securities in which any of the Escrowed Funds shall have been invested) as shall be directed in writing by both Buyer and Seller, provided that Escrow Agent shall first be indemnified to its satisfaction with respect to any of its costs or expenses which might be involved.

         13. Resignation of Escrow Agent. Escrow Agent, or any successor, may resign at any time upon giving written notice, thirty (30) days before such resignation shall take effect, to Buyer and Seller. In the event Escrow Agent shall resign or be unable to serve, it shall be succeeded by such bank or trust company as Buyer and Seller shall appoint, or if no appointment is made, by a bank or trust company appointed by a court of competent jurisdiction. In the absence of a successor so appointed by Buyer and Seller, Escrow Agent may petition such a court to appoint a successor escrow agent. The resigning escrow agent shall transfer to its successor all monies, securities and investments then held subject to this escrow and all pending notices, instructions and directions then in its possession, and shall thereupon be discharged, and the successor shall thereupon succeed to all the rights, powers and duties and shall assume all of the obligations of the resigning escrow agent.

         14.      Escrow Agent's Fee and Expenses, Etc.

                  (a) Escrow Agent shall be entitled to (i) a $50 annual fee, which annual fee shall be prorated to the date of termination of this Agreement, for services rendered and for reimbursement of extraordinary expenses incurred in performance of its duties which expenses are not included in said fee, plus (ii) out of pocket expenses which expenses shall be charged as incurred. Such annual fees shall be paid by Buyer and such out-of-pocket expenses shall be divided equally between the Buyer, on one hand and Seller, on the other hand.

                  (b) In case said property shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be stayed or enjoined by an order of court, or any order, judgement or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, Escrow Agent is hereby expressly authorized in its sole direction, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

                  (c) In case said Escrow Agent becomes involved in litigation on account of this deposit or of this Agreement, it shall have the right to retain counsel and shall have a lien on the property deposited hereunder for any and all costs, attorneys' fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the parties hereto jointly and severally agree to pay to said Escrow Agent on demand, its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.

                  (d) In case conflicting demands are made upon it for any situation not addressed in this Agreement, Escrow Agent may withhold performance of this escrow until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

                  (e) The parties acknowledge that Escrow Agent will have no obligations or responsibilities with respect to tax reporting of the parties.

         15. Successors. The obligations imposed and the rights conferred by this Escrow Agreement shall be binding upon and inure to the benefit of the respective heirs (including estates), successors and permitted assigns of the parties hereto, but will not be assignable or delegable by any party without the prior written consent of the other parties.

         16. Governing Law. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to principles of conflicts of law.

         17. Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein.

         18. Amendment. This Agreement cannot be terminated, altered or amended except pursuant to an instrument in writing signed by Buyer, Seller and Escrow Agent.

         19. Enforceability. If any provision of the Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render invalid or unenforceable any other provision of this Escrow Agreement, and the Agreement shall be carried out as if any such invalid or unenforceable provision were not contained herein.

         20. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed on original and all of which together shall constitute one and the same instrument.

         21. No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any party hereto.

         22. Attorneys' Fees. In the event of a dispute between Buyer and Seller regarding the distribution of the Escrowed Funds, upon the issuance of a final, non-appealable order or judgment by a court of competent jurisdiction, the prevailing party's legal fees and related expenses shall be paid by the non-prevailing party. The determination of which party is the "prevailing" party shall be made by the court issuing such final, non-appealable order or judgment.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

                                   K-TEL INTERNATIONAL, INC.,
                                   a Minnesota corporation


                                   By:

                                   Its:


                                   PLATINUM ENTERTAINMENT, INC.,
                                   a Delaware corporation


                                   By:

                                   Its:


                                   MIDWEST TRUST SERVICES, INC., AS ESCROW AGENT



                                   By:

                                   Its: